Exhibit 10.32

Loan No. Z269S02

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Amended and Restated Master Loan Agreement dated July 21, 2003 (the “MLA”), is entered into as of November 7, 2003, between CoBANK, ACB (“CoBank”) and AMERICAN CRYSTAL SUGAR COMPANY, Moorhead, Minnesota (the “Company.

SECTION 1.                            On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of the “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate, the form of this is attached hereto as Exhibit A) or the sum of $45,000,000.00 (the “S02 Commitment”) plus the commitment under the Supplement Z269S01F (the “S01 Commitment”).  Within the limits of the S02 Commitment, but subject to the combined limit of the S02 Commitment and the S01 Commitment and the limit of the Borrowing Base, the Company may borrow, repay and reborrow.

SECTION 2.                            Purpose.  The purpose of the Commitment is to finance the Company’s general corporate purposes and fund working capital requirements.

SECTION 3.                            Term.  The term of the Commitment shall be from the date hereof, up to and including May 15, 2004, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.                            Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)                               Base Rate Option.  At a rate per annum at all times equal to the Base Rate.  For the purposes hereof, Base Rate means that rate in effect from day to day defined as the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Lender in its reasonable discretion.  Loans for which the Base Rate option is selected are referred to herein as “Base Rate Loans”.  Base Rate Loans shall be:  (a) in minimum amounts of $5,000,000 and incremental multiples of $1,000,000; and (b) made available on any Banking Day.

(B)                               Quoted Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that:  (1) the maximum fixed period shall be 1 day; and (2) the minimum amount that may be fixed each time shall be $5,000,000.00.

(C)                               LIBOR Option.  At a fixed rate equal to “LIBOR” (as hereinafter defined) plus 100 basis points per annum.  Under this option:  (a) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2,  or 3 months, as selected by the Company; (b) the minimum amount that may be fixed at any one time shall be $5,000,000.00; and (c) rates may only be fixed on a “Banking Day” (as hereinafter defined) or, at the option of the Company, on 3 Banking Days’ prior notice.  For purposes hereof: (i) ”LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the

Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on the BBA’s official website; (ii) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (iii) “Interest Period” shall mean a period commencing on the day the Company elects to fix a rate under this option and ending on the numerically corresponding day in the next calendar month or the month that is 1, 2, or 3 months thereafter, as the case may be; provided, however, that:  (x) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (y) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (iv) “Eurocurrency Liabilities” shall have meaning as set forth in FRB Regulation D; and (v) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(1)                                  Notwithstanding anything herein to the contrary, if, on or prior to the determination of the LIBOR rate for any LIBOR Interest Period, CoBank determines (which determination shall be conclusive) that quotations of interest rates in accordance with the definition of LIBOR rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR rate advances as provided in this Supplement, then CoBank shall give the Company prompt notice thereof, and so long as such condition remains in effect, CoBank shall be under no obligation to make LIBOR rate loans, convert Base Rate loans into LIBOR rate loans, or continue LIBOR rate loans, and the Company shall, on the last day(s) of the then current applicable LIBOR Interest Period(s) for the outstanding LIBOR rate loans, either prepay such LIBOR rate loans or such LIBOR rate loans shall automatically be converted into a Base Rate loan in accordance with this Section 4

(2)                                  If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof subsequent to the date hereof (each, a “Change in Law”) shall make it unlawful for CoBank to (a) advance any LIBOR rate loan or (b) maintain all or any portion of a LIBOR rate loan, then CoBank shall promptly notify the Company thereof.  In the former event, any obligation of CoBank to make available any future LIBOR rate loan shall immediately be canceled (and, in lieu thereof shall be made as a Base Rate loan or Quoted Rate loan at the option of the Company), and in the latter event, any such unlawful LIBOR rate loan or portions thereof then outstanding shall be converted, at the option of the Company, to either a Base Rate loan or a Quoted Rate loan; provided, however, that if any such Change in Law shall permit the LIBOR rate to remain in effect until the expiration of the LIBOR rate period applicable to any such unlawful LIBOR rate loan, then such LIBOR rate loan shall continue in effect until the expiration of such LIBOR rate period.  Upon the occurrence of any of the foregoing events on account of any Change in Law, the Company shall pay to CoBank immediately upon demand such amounts as may be necessary to compensate CoBank for any fees, charges, or other costs incurred or payable by CoBank as a result thereof and which are attributable to any LIBOR rate loans made available to the Company hereunder.

(3)                                  If CoBank shall determine that, after the date hereof, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of CoBank as a consequence of CoBank’s obligations hereunder to a level below that which CoBank could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy existing on the date of this Supplement) by an amount deemed by CoBank to be material, then from time to time, within fifteen (15) days after demand by CoBank, the Company shall pay to CoBank such additional amount or amounts as will compensate CoBank for such reduction.  CoBank agrees to take reasonable steps to reduce the amount of such increase, provided, however, that CoBank shall not be required to take any such step, if in CoBank’s sole opinion, CoBank would suffer an economic loss or any negative legal or regulatory consequences as a result thereof.  If CoBank is to require the Company to make payments under this Section then CoBank must make a demand on the Company to make such payment within ninety (90) days of the later of (1) the date on which such capital costs are actually incurred by CoBank, or (2) the date on which CoBank knows, or should have known, that such capital costs have been incurred by CoBank.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate unless the amount fixed is repaid or fixed for an additional period.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time; in the case of LIBOR rate loans, all such elections must be made in writing.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or such other day that CoBank shall require in a written notice to the Company, and at maturity; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, interest shall be payable at the maturity of the interest period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each anniversary of the date the LIBOR interest rate fix was made and at maturity.

SECTION 5.                            Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the first CoBank business day following the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.

SECTION 6.                            Borrowing Base Certificate, Etc.  The Company agrees to furnish a Borrowing Base Certificate to CoBank at such times or intervals as CoBank may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Certificate to CoBank as soon as available after the end of each quarter, but in no event more than 5 days after the Company’s quarterly filing with the Securities Exchange Commission, calculating the Borrowing Base as of the last day of the quarter for which the Certificate is being furnished.  However, if no balance is outstanding hereunder on the last day of such period, no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.                            Commitment Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 20 basis points per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter.  Such fee shall be payable for each calendar quarter (or portion thereof) occurring during the original or any extended term of the Commitment.  For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 9.  Facility Fee.  In consideration of the Commitment, the Company agrees to pay to CoBank on the execution hereof, a fee in the amount of $33,750.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		AMERICAN CRYSTAL SUGAR COMPANY

By:	/s/ Michael Tousignant	By:	/s/ Sam Wai

Title:	Vice President	Title:	Treasurer

EXHIBIT “A”

[Form of Borrowing Base]
American Crystal Sugar Company

Monthly Borrowing Base

For the month ended

Trade Accounts Receivables	$	@ 80%	$

(a)
Trade Accounts Receivables are defined as those of the Company and all Subsidiaries which:  (1) arise from the sale and delivery of inventory on ordinary trade terms; (2) are evidenced by an invoice; (3) are net of any credit, trade or other allowance given to the account debtor; (4) are not owing by an account debtor who has become insolvent or is the subject of any bankruptcy, reorganization, liquidation or like proceeding; (5) are not subject to any offset or deduction; (6) are not owing by an affiliate of Company; (7) are not owing by an obligor located outside of the U.S. unless the receivable is supported by a letter of credit issued by a bank acceptable to the CoBank; and (8) are not government receivables.  The above provisions notwithstanding, Trade Receivables shall also exclude (i) any accounts that are past due more than 90 days, and (ii) any contra account regardless of the date;

Inventory	$	(b)

Inventory as determined on the basis of Net Realizable Value, defined as the expected selling price of an inventory item less expected costs to complete and dispose, as determined in accordance with GAAP.

Crop Payments due Non-members and members

$

(c)

Net Inventory Value (b-c)	$	@ 75%	$
(d)

Borrowing Base (a+d)			$

Commercial Paper

$

(e)

Seasonal Loan – Z269S01F				(f)

Seasonal Loan – Z269S02				(g)

Commodity Credit Corp. loans				(h)

Total Short-term Loans (e+f+g+h)	$